EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into effective as of January 16, 2009 (the “Effective Date”) between CS Financing Corporation (“Company”), and Michael W. Bozora (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ the Executive upon the terms and conditions set forth herein; and

WHEREAS, the Executive desires to accept such employment with the Company and to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DEFINITIONS. The following terms used in this agreement shall have the respective meanings specified below unless the context clearly indicates the contrary:

“Accrued Benefits” shall have the meaning ascribed to such term in Section 6.

“Board” shall mean the board of directors of the Company.

“Base Salary” shall mean the annual base salary payable to the Executive at the rate set forth in Section 4.

“Business Day” shall mean any day that is not a Saturday, Sunday, legal holiday or day on which commercial banks in California are authorized or required by applicable law to close.

“Cause” shall mean discharge by the Company on the following grounds:  (i) failure of the Executive to devote a substantial amount of the Executive’s working time to the business of the Company; (ii) gross negligence or willful misconduct in the performance of the Executive’s duties; or (iii) conviction of (or, in any court of law, a plea of nolo contendere with respect to) any act of fraud, theft or financial dishonesty toward the Company, or of any felony or criminal act involving moral turpitude; provided, however, that Cause shall not exist unless the Board provides a Notice of Termination to the Executive of the Company’s intention to terminate this Agreement for Cause, which notice shall identify in reasonable detail the basis therefor and be delivered within thirty (30) days after the event or circumstances providing such basis, and unless the Executive fails to cure such condition, if curable, within thirty (30) days following delivery of the Notice of Termination.  The Date of Termination shall be the thirtieth day after such Notice of Termination.

“Date of Termination” shall mean the effective date of a Termination of Employment.

“Employment Term” shall have the meaning ascribed to such term in Section 2.

“Expiration Date” shall have the meaning ascribed to such term in Section 2.

“Good Reason” shall mean the occurrence of any of the following without the Executive’s consent (i) a material diminution in the nature or scope of the Executive’s responsibilities, authorities or duties, (ii) a relocation of the Executive’s principal place of employment to a location not within a fifty (50) mile radius of the location from which the Executive served the Company immediately prior to such relocation, (iii) a material reduction in the Executive’s Base Salary and/or Incentive Bonus, or (iv) a material breach of this Agreement by the Company. The Executive may not resign his employment for Good Reason unless the Executive provides the Company with at least thirty (30) days prior written notice of his intent to resign for Good Reason and the Company has not cured the breach within such thirty (30) day period.  The Date of Termination shall be the thirtieth day after such Notice of Termination.

“Incentive Bonus” shall mean the annual bonus payable to the Executive described in Section 4(b).

“Initial Term” shall have the meaning ascribed to such term in Section 2.

“JAMS” shall have the meaning ascribed to such term in Section 12.

“Notice of Termination” shall have the meaning ascribed to such term in Section 6.

“Permanent Disability” shall mean the Executive’s inability to perform the duties and responsibilities required of the Executive in such Executive’s employment capacity by reason of a physical or mental disability or infirmity which has continued for more than ninety (90) consecutive Business Days (excluding vacation days) in any twelve (12) consecutive month period, as reasonably determined by the Board.

“Person” shall mean any individual, firm, corporation, limited liability company, partnership, business enterprise, trust, associate, joint venture, partnership or other entity, whether acting in an individual, fiduciary or other capacity.

“Renewal Term” shall have the meaning ascribed to such term in Section 2.

“Severance Amount” shall have the meaning ascribed to such term in Section 6.

“Termination of Employment” shall mean the first to occur of the following events:
(a) the Company’s termination of the Executive’s employment for Cause;

(b) the Executive’s termination of employment with the Company without Good Reason;

(c) the Executive’s death;

(d) the termination of the Executive’s employment as a result of the Executive’s Permanent Disability;

(e) the Executive’s termination of employment by the Company without Cause; or

(f) the Executive’s termination of employment with the Company for Good Reason.

Termination of Employment as used throughout this Agreement refers to a “separation from service” by the Executive from the Company, as defined by Treasury Regulation §1.409A-1(h).

“Termination Date” shall have the meaning ascribed to such term in Section 6.

2.	EMPLOYMENT.

The Company agrees to employ the Executive and the Executive agrees to provide services to the Company from the Effective Date of this Agreement until the close of business on the third anniversary of the Effective Date (the “Initial Term”); provided, however, that this Agreement shall automatically renew for subsequent 12-month periods (each a “Renewal Term”) unless either the Company or the Executive provides written notice, at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term then in effect, of the party’s intent not to renew (the expiration of the Initial Term or any Renewal Term herein referred to as the “Expiration Date”).  The term “Employment Term” shall refer herein to the period commencing on the first day of the Initial Term and ending on the earlier of (i) the Date of Termination and (ii) the Expiration Date.

3.	TITLE AND DUTIES.

(a) The Executive’s job title shall be President of the Company.  During the Employment Term, the Executive shall have such authority, duties and responsibilities as are usual and customary for similar positions for companies of similar size and scope and such other duties for the Company consistent with the Executive’s position as may be assigned by the Board.

(b) The Executive shall serve the Company subject to the general supervision, advice and direction of the Board upon the terms and conditions set forth in this Agreement, and the Executive shall report to the Board.  The Executive shall take all appropriate actions to ensure that the Board is currently and fully informed on a regular and continuous basis of all matters affecting the Company.

(c) Except with the prior written consent of the Company in its sole discretion, the Executive shall not engage, directly or indirectly, during the Employment Term, in any other business activities or pursuits whatsoever, except activities in connection with charitable or civic activities, personal investments and serving as an executor, trustee or in other similar fiduciary capacity; provided that any such activities do not interfere with the performance of the Executive’s responsibilities and obligations pursuant to this Agreement.

4.	COMPENSATION AND BENEFITS.

(a) Base Compensation.  During the Employment Term, the Company shall pay the Executive, in equal installments pursuant to the Company’s regular payroll practice (but not less frequently than monthly), Base Salary in the amount of $250,000 per annum.  The Board shall review the Base Salary from time to time and in its sole and absolute discretion may, but is not obligated to, adjust the Base Salary; provided, however, that the Executive’s Base Salary shall be adjusted to be no lower than the Base Salary of any other senior officer of the Company (unless the Executive, expressly and in writing, consents to a lower Base Salary than another specific senior officer).

(b) Incentive Bonus.  During the Employment Term, the Executive shall be entitled to participate in all incentive compensation plans and programs maintained by the Company and applicable generally to senior executives of the Company in accordance with the terms thereof.  Without limiting the foregoing, for each fiscal year of the Company ending within the Employment Term, the Executive shall be eligible to receive incentive bonus compensation under the CS Financing Bonus Plan in accordance with the terms and conditions of such plan as approved by the Company (the “Incentive Bonus”).

(c) Vacation.  The Executive shall be entitled to four (4) weeks of paid vacation per fiscal year of the Company.

(d) Employment Benefit Plans.  During the Employment Term, the Executive shall be entitled to participate in the retirement, health, dental and disability and life insurance plans and other employee welfare benefit plans offered by the Company to other senior executives of the Company, subject to the terms and conditions of such plans, and subject to the right of the Company, in its sole discretion, to modify and/or terminate any such plans at any time.

(e) Fringe Benefits.  During the Employment Period, the Company will provide the Executive with those employee benefits made available to Executive level employees of the Company from time to time in accordance with the respective terms of such plans and programs.

5.	REIMBURSEMENT OF EXPENSES.

In addition to the compensation provided for under Section 4 hereof, the Company shall promptly reimburse the Executive for all reasonable travel, entertainment and miscellaneous expenses incurred by the Executive during the Employment Term in the ordinary course of business and otherwise incurred in connection with the Executive’s fulfillment of the Executive’s professional responsibilities to the Company. For purposes of satisfying Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the parties agree that the amounts reimbursed under this Section 5 for one calendar year shall not affect entitlements to reimbursement for other calendar years, requests for reimbursements for a year shall be made no later than January 31 of the following year, and reimbursement payments, if any, shall in all events be made no later than the 15th day of the third month of the calendar year following the calendar year in which the applicable expense is incurred.

6.	TERMINATION BENEFITS.

(a) Termination of Employment.  Notwithstanding anything to the contrary set forth herein and for the avoidance of doubt, during the Employment Term the Executive’s employment hereunder may be terminated at any time and for any reason (i) by the Company with or without Cause or (ii) by the Executive with or without Good Reason.  Upon termination, the Executive shall be entitled only to such compensation and benefits as described in this Section 6.

(b) Notice of Termination.  Any Termination of Employment by the Company or by the Executive under this Section 6 shall be communicated by a written notice to the other party hereto indicating the specific Termination of Employment provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the Termination of Employment under the provision so indicated, and specifying a Date of Termination as provided for in this Agreement (a “Notice of Termination”).

(c) Accrued Benefits.  Upon the Executive’s Termination of Employment pursuant for any reason, the Executive shall be entitled to receive a cash lump sum equal to (i) the Executive’s Base Salary through the Date of Termination not theretofore paid; (ii) any earned but unpaid bonus due the Executive for the calendar year prior to the calendar year of the Date of Termination; (iii) any unpaid expense reimbursements owed to the Executive under Section 5, (iv) any accrued vacation pay owed the Executive under Section 4(c); and (v) any amount earned, accrued and arising from the Executive’s participation in, or benefits accrued under any employee benefit plan or arrangement under Section 4(d) and Section 4(e) which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans and arrangements (the foregoing, collectively, the “Accrued Benefits”).  Notwithstanding the foregoing, the Accrued Benefits in Section 6(c)(i), 6(c)(ii), 6(c)(iii) and 6(c)(iv) shall be paid within thirty (30) days of the Date of Termination.

(d) Termination for Cause or Termination without Good Reason. If the Executive’s employment shall terminate by the Company for Cause or the Executive’s employment shall terminate by the Executive without Good Reason, the Executive will only be entitled to the Accrued Benefits and the Executive shall not be entitled to any payment of the Incentive Bonus or any other bonus for such year of Termination of Employment.

(e) Termination without Cause or Termination for Good Reason by the Executive.  If the Executive’s employment is terminated by the Company without Cause or the Executive’s employment is terminated by the Executive for Good Reason, the Executive shall receive:

(i)           a cash payment equal to the sum of (A) two (2) times the Executive’s Base Salary as of the Date of Termination, and (B) two (2) times the Incentive Bonus earned by the Executive for the calendar year previous to the calendar year in which the Executive’s Date of Termination occurs (or, if the Date of Termination occurs prior to the end of the first calendar year of the Term, the Incentive Bonus for such calendar year at the target level) (the “Severance Amount”) to be paid in equal installments for twenty-four (24) months following Termination of Employment subject to the Executive’s execution, delivery, and non-revocation of a general release and waiver of claims within thirty (30) days following the Date of Termination; and

(ii)           reimbursement for, or direct payment to the carrier for, the premium costs under COBRA for the Executive, and, where applicable, his spouse and dependents, under the Company’s group medical benefit plan, until the earlier of (A) eighteen (18) months following the Date of Termination or (B) the date that the Executive first becomes eligible to participate in any other plan that provides medical benefits.

(f) Termination of Employment Due to Death or Permanent Disability.  In the event of the Executive’s death during the Employment Term or Termination of Employment due to Disability, the Executive’s estate and/or beneficiaries, as the case may be, shall be entitled to:

(i)           the Accrued Benefits and the Executive shall not be entitled to any payment of the Incentive Bonus for such year of Termination of Employment; and

(ii)           a cash payment equal to sum of (A) one (1) times the Executive’s Base Salary as of the Date of Termination, and (B) one (1) times the Incentive Bonus earned by the Executive for the calendar year previous to the calendar year in which the Executive’s Date of Termination occurs (or, if the Date of Termination occurs prior to the end of the first calendar year of the Term, the Incentive Bonus for such calendar year at the target level).

(g) General Release by the Executive.  Notwithstanding any provision of this Agreement to the contrary, the Executive acknowledges and agrees that the obligation of the Company to pay any compensation and benefits under this Section 6 is expressly conditioned upon the Executive’s execution of and agreement to be bound by a general release of any and all claims arising out of or relating to the Executive’s employment and Termination of Employment in the form attached as Annex A to this Agreement.

7.	CONFIDENTIALITY.

(a) Except in connection with the faithful performance of the Executive’s duties hereunder or pursuant to Section 7(c) and Section 7(d), the Executive, shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets.  The Company and the Executive hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the business of the Company (and any successor or assignee of the Company).

(b) Upon Termination of Employment, the Executive (or his estate) will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes.

(c) The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process.

(d) Nothing in this Agreement shall prohibit the Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 7(c), and (ii) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice.

8.	NON-SOLICITATION.

(a) Non-Solicitation Covenants.  During the Employment Term, and for two (2) years following Termination of Employment, Executive will not solicit, entice, persuade or induce, directly or indirectly, any of the following Persons to terminate his employment or contractual relationship with the Company: (i) any employee of the Company, (ii) any individual who was employed by the Company within the one (1) year period immediately prior to or after the Executive’s Termination of Employment, or (iii) any Person who was a customer or client of the Company within the one (1) year period immediately prior to or after the Executive’s Termination of Employment.

(b) Reasonableness of Restrictions.  The Executive has carefully read and considered the provisions of this Section 8, and having done so, agrees that the restrictions set forth herein, including, but not limited to, the time period of the restrictions, and the scope of the restrictions are fair and reasonable, are supported by sufficient and valid consideration, and the restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and its affiliated entities, officers, directors and shareholders.  The Executive acknowledges that these restrictions will not prevent him from obtaining gainful employment or cause him undue hardship.

(c) Legal Compliance.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 8 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties hereto that such restriction may be modified or amended by such court to render it enforceable to the maximum extent permitted by the law of that state.

(d) Breach.  Notwithstanding any other provision of this Agreement, the Executive further agrees that in the event of any breach by the Executive of any of the provisions of this Section 8, all obligations and liabilities of the Company (including, but not limited to, Section 6 hereof) shall immediately terminate and be extinguished.

(e) Survival.  The terms and provisions of this Section 8 shall survive the termination or expiration of this Agreement and the Employment Term.

9.	NONDISPARAGEMENT.

Except in connection with, and as required by, any judicial or administrative proceeding brought with respect to the rights of the parties or their successors or assigns under this Agreement, the Executive agrees that the Executive will not engage in any conduct with the intent to injure the reputation and interest of the Company, including, but not limited to disparaging, inducing or encouraging others to disparage the Company, or making any statement that is critical or otherwise maligns the business reputation of the Company.

10.	INJUNCTIVE RELIEF.

Without intending to limit the remedies available to the Company, the Executive hereby expressly acknowledges that any breach or threatened breach by the Executive of any of the provisions of Section 8 may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish.  Therefore, as the Executive acknowledges that the Company has no adequate remedy at law in the event of any actual or threatened breach of any provision of Section 8, the Company shall be entitled to injunctive relief without the necessity of posting a bond or other security or other equitable remedies in addition to any legal relief or remedies the Company may elect to pursue.  The provisions of Section 8 shall survive the termination or expiration of this Agreement and the Employment Term.

11.	GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to choice of law or provision or rule (whether of the State of California or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of California to be applied.

12.	ARBITRATION.

Upon demand by either party, the parties shall submit any dispute, controversy or claim arising out of or in connection with this Agreement to arbitration.  The arbitration shall be conducted in San Francisco, California in accordance with the rules of Judicial Arbitration Mediation Services (“JAMS”) for expedited disposition as modified by the terms hereof.  If the parties have not agreed upon an arbitrator within seven (7) days after demand for arbitration, either party may request JAMS to appoint, on an expedited basis, an arbitrator who shall be experienced in employment, executive compensation and equity matters and able to commence the arbitration proceedings (with at least an initial hearing) according to the requirements of this Section 12 and such other complementary rules of JAMS, within fourteen (14) days of appointment.  The parties agree to exchange demands and responses, as well as documents prior to the initial hearing.  The proceedings shall be completed within thirty (30) days of the initial hearing.  The arbitrator shall render an award within seven (7) days of the initial hearing, which shall be final and binding and which shall contain the details of any calculation of damages, if any.  The award of the arbitrator may be enforced in any court of competent jurisdiction.  The Company will pay the direct costs and expenses of the arbitration, including arbitration and arbitrator fees.  The Executive and the Company shall each be responsible for paying the fees of their own legal counsel, if legal counsel is obtained.

13.	SEVERABILITY.

It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, in the event that any provision of this Agreement is determined by a court in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be deemed to have been so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

14.	ASSIGNMENTS; SUCCESSORS AND ASSIGNS.

None of the provisions in this Agreement shall be for the benefit of or enforceable by any person other than the parties to this Agreement and their respective successors and assigns.  The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.  None of the Company’s rights or obligations under this Agreement may be assigned or transferred by the Company to any Person except with the Executive’s express written consent.

15.	AMENDMENTS; WAIVERS.

This Agreement may only be modified or amended, and provisions hereof may be waived, by an instrument in writing signed by the Company and the Executive.  Any waiver of any provision of this Agreement requested by any party hereto must be granted in advance, in writing by the party granting such waiver.  No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course or dealing or performance with respect thereto, shall constitute a waiver thereof.  The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance.  All rights and remedies shall be cumulative and not exclusive of any rights or remedies.

16.	NOTICES.

All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy or email (or similar electronic means with a copy by nationally-recognized overnight courier) or sent by nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

if to the Company, to:

21 Tamal Vista Blvd., Suite 230
Corte Madera, CA 94925
Facsimile: 415-927-7291
Attention: General Counsel

if to the Executive, to:

    [Address]
    [Fax number]

All such notices, requests, consents and other communications shall be deemed to have been delivered and received (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery (or, if such date is not a Business Day, then on the next Business Day), (b) in the case of dispatch by nationally-recognized overnight courier, on the next Business Day following such dispatch, and (c) in the case of mailing, on the third Business Day after the posting thereof.

17.	HEADINGS.

The headings of the Sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement and are not intended to affect the meaning of interpretation of this Agreement.

18.	NOUNS AND PRONOUNS.

Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

19.	ENTIRE AGREEMENT.

This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect to such subject matter.  The parties hereto represent and warrant that there are no other agreements or understandings, written or oral, regarding any of the subject matter hereof other than as set forth herein and covenant not to enter into any such agreements or understandings after the date hereof, except pursuant to an amendment, modification or waiver of the provisions of this Agreement.

20.	FURTHER ASSURANCES.

Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

21.	MISCELLANEOUS.

(a) Withholding.  The compensation provided to the Executive pursuant to this Agreement shall be subject to any withholdings and deductions required by any applicable tax laws.  Any amounts payable under this Agreement to the Executive after the death of the Executive shall be paid to the Executive’s estate or legal representative.

(b) Section 409A.  In the event that following the date hereof the Company or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the compensation and benefit payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code and the related Department of Treasury guidance.

22.	COUNTERPARTS.

This Agreement may be executed in any number of original or facsimile counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

CS Financing Corporation

By:  /s/ Timothy Redpath
Timothy Redpath, CEO

Michael  Bozora

/s/ Michael Bozora

Employment Agreement:
Michael Bozora                                                                 - -
January 16, 2009

EXHIBIT A
Form of Release

RELEASE

This RELEASE, executed as of ________________ __, 20__ (this “Release”), is made by the undersigned (the “Executive”) in favor CS Financing Corporation, a Delaware corporation (the “Company”) and the other “Releasees” (as hereinafter defined).

WHEREAS, the Executive and the Company have entered into that certain Employment Agreement, dated as of January 16, 2009 (the “Agreement”), pursuant to which, among other things, the Executive is entitled to certain severance compensation and benefits, subject to the Executive’s execution and delivery of this Release;

NOW, THEREFORE, in consideration of the payments and benefits under Section 6 of the Agreement, the terms and provisions contained herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive hereby agrees as follows:

1.           Release.

(a)           The Executive hereby knowingly and voluntarily releases and forever discharges the Company and its subsidiaries and affiliates, together with all of their respective current and former officers, directors, consultants, agents, attorneys, representatives and employees, and each of their predecessors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims, liabilities and obligations whatsoever, of every name, nature, kind, character and description, known or unknown, direct or indirect, absolute or contingent, suspected or unsuspected, both in law and equity, which the Executive has ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising out of the Executive’s employment with the Company (or any subsidiary thereof) or the termination of the Executive’s employment with the Company (or any subsidiary thereof) (individually, a “Claim” and collectively, “Claims”). This Release shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that the Executive may have arising under the common law, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, and the Employee Retirement Income Security Act (“ERISA), each as amended, and any other Federal, state or local worker or workplace protection statutes including but not limited to the California Labor Code, as well as related or similar regulations, ordinances or common law worker or workplace protections, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and the Executive; provided, however, that this Release shall not apply to or affect or impair (i) Claims for vested benefits pursuant to any Company employee benefit plan in which the Executive was a participant before the date of termination of employment; (ii) any Claims for unemployment insurance benefits or workers’ compensation benefits applicable to the period through the date of termination of employment; (iii) any Claims that may arise for indemnification of the Executive under any directors and officers or similar insurance, or under the bylaws, certificate of incorporation and/or other applicable governing documents of the Company, its subsidiaries and/or affiliates; or (iv) any and all Claims to payments, rights and benefits arising under the Agreement.

(b)           THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, THE EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT, TO THE EXTENT OF THE FOREGOING RELEASE.

(c)           For the purpose of implementing a full and complete release, the Executive understands and agrees that this Release is intended to include all Claims, if any, which the Executive may have, including Claims that the Executive does not now know or suspect to exist in the Executive’s favor against the Company or any of the Releasees and that this Release extinguishes those Claims.

(d)           The Executive represents and warrants that he or she has not filed any complaints or charges with any court or administrative agency against the Company or any of the Releasees, which have not been dismissed, closed, withdrawn or otherwise terminated on or before the date of this Release.  The Executive further represents and agrees that he or she has not assigned nor transferred or attempted to assign or transfer, nor will the Executive attempt to assign or transfer, to any person or entity not a party to this Release, any of the Claims the Executive is releasing in this Release.  Furthermore, by signing this Release, the Executive (i) represents and agrees that he or she will not be entitled to any personal recovery in any action or proceeding that may be commenced on the Executive’s behalf arising out of the matters released herein and (ii) covenants and agrees to refrain from directly or indirectly asserting any Claim, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Releasees, based upon any Claim released or purported to be released hereby.

(e)           The Executive (i) acknowledges that he or she fully comprehends and understands all the terms of this Release and their legal effects and (ii) expressly represents and warrants that (A) he or she is competent to effect the release made herein knowingly and voluntarily and without reliance on any statement or representation of the Company or its directors, officers, employees, accountants, advisors, attorneys, consultants or other agents and (B) he or she had the opportunity to consult with an attorney regarding this Release.

(f)           The Executive confirms that he has been given [twenty-one (21) / forty-five (45) days] to review and consider this Release before signing it.  If this Release is signed by the Executive and returned to the Company within the timeframe specified, the Executive may revoke this Release within seven (7) calendar days of the date of the Executive’s signature.  Revocation can be made by delivering a written notice of revocation to the Company.  For this revocation to be effective, written notice must be received no later than the close of business on the seventh (7th) calendar day (or next Business Day thereafter) after the Executive signs this Release.  If the Executive revokes this Release, it shall not be effective or enforceable and Executive will not receive the payments and benefits under Section 6 of the Agreement.  If not revoked, the effective date of this Release shall be seven (7) calendar days after the date this Release is signed and dated by Executive.  If the Release is not dated by Executive then, in that event, the effective date of this Release shall be seven (7) calendar days after receipt of the Release by the Company. Notices for the purposes of this paragraph shall be effective if delivered in accordance with Section 16 of the Agreement.

2.           Entire Agreement.  This Release constitutes the entire agreement and understanding between the Executive and the Company with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the Executive and the Company relating to the subject matter hereof (which shall not be deemed to include the Agreement), and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Release.

3.           Amendments.  This Release may not be modified, amended, supplemented or canceled, except by written instrument executed by the person(s) against whose interest any of the foregoing shall operate.

4.           Governing Law.  This Release shall be governed by and construed in accordance with the laws of the State of California for contracts made and to be fully performed in such state, without giving effect to any choice of law rules that may require the application of the laws of another jurisdiction.

5.           Defined Terms; Third Party Beneficiaries.  Capitalized terms used and not otherwise defined in this Release shall have the respective meanings ascribed to such terms in the Agreement.  Each Releasee is expressly intended to be a third party beneficiary of this Release and each may enforce the terms and provisions of this Release.

IN WITNESS WHEREOF, the Executive has executed this Release to be effective as of the date first above written.

Signature of Executive

Michael Bozora
Printed Name of Executive

Employment Agreement:
Michael Bozora                                                                 - -
January 16, 2009

Addendum

The Company and Executive agree that commencing with any payment becoming due after February 1, 2009, Executive agrees to defer the payment of compensation as required under this Agreement, until the management of Company determines that Company has adequate capital to: (1) pay all deferred compensation; and (2) commence payments of current compensation as required under this Agreement.

The parties have duly executed this Addendum as of the Effective Date of this Agreement.

CS Financing Corporation

By:  /s/ Timothy Redpath
Timothy Redpath, CEO

Michael Bozora

/s/ Michael Bozora

Employment Agreement:
Michael Bozora                                                                 - -
January 16, 2009